Exhibit 99.1

RBB Bancorp Reports Third Quarter 2024 Earnings and Declares Quarterly Cash Dividend of $0.16 Per Common Share

Los Angeles, CA, October 21, 2024 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (the “Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as “the Company,” announced financial results for the quarter ended September 30, 2024.

Third Quarter 2024 Highlights

●	Net income totaled $7.0 million, or $ 0.39 diluted earnings per share
●	Return on average assets of 0.72%, compared to 0.76% for the quarter ended June 30, 2024
●	Net interest margin of 2.68% compared to 2.67% for the quarter ended June 30, 2024
●	Repurchased 508,275 shares of common stock for $11.0 million during the quarter ended September 30, 2024, and completed the authorized program
●	Book value and tangible book value per share(1) increased to $28.81 and $24.64 at September 30, 2024, up from $28.12 and $24.06 at June 30, 2024

The Company reported net income of $7.0 million, or $ 0.39 diluted earnings per share, for the quarter ended September 30, 2024, compared to net income of $7.2 million, or $ 0.39 diluted earnings per share, for the quarter ended June 30, 2024.

“Loans increased at a 6% annualized rate in the third quarter as our work to expand lending and deposit relationships began to deliver results,” said David Morris, Chief Executive Officer of RBB Bancorp. “Net interest margin increased slightly, and we are optimistic that it will continue to expand from here.  We continue to work through our non-performing loans and believe we will be able to resolve the majority of them by mid-2025.”

“The team has done an excellent job building on the Bank’s reputation as one of the premier Asian-centric financial institutions,” said Christina Kao, Chair of the Board of Directors. “Returning the Bank to growth has been a priority for the Board of Directors as we believe it will enhance long-term shareholder value.”

(1)	Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures included at the end of this press release.

Net Interest Income and Net Interest Margin

Net interest income was $24.5 million for the third quarter of 2024, compared to $24.0 million for the second quarter of 2024. The $580,000 increase was due to an increase in interest income of $1.5 million offset by an increase in interest expense of $959,000. The increase in interest income was due mostly to higher interest income on loans held for investment (“HFI”) of $2.0 million, partially offset by lower interest income on investment securities of $504,000. The increase in loan interest income was mostly due to higher average loans HFI of $54.4 million combined with a 9 basis point increase in the HFI loan yield. The decrease in investment income was attributed to lower average balances and a lower portfolio yield as proceeds from maturing short-term commercial paper were invested into loans and interest-earning cash. The increase in interest expense was due to higher average interest-bearing deposits of $42.3 million in the third quarter of 2024.

Net interest margin (“NIM”) was 2.68% for the third quarter of 2024, an increase of 1 basis point from 2.67% for the second quarter of 2024. The increase was due to a 5 basis point increase in the yield on average interest-earning assets, partially offset by a 3 basis point increase in the overall cost of funds. The yield on average interest-earning assets increased to 5.94% for the third quarter of 2024 from 5.89% for the second quarter of 2024 due mainly to a 9 basis point increase in the yield on average loans HFI to 6.13% for the third quarter of 2024. The increase in the loan yield was largely attributed to nonaccrual loan activity in the current and prior quarter, including both the recapture of interest income for fully paid off nonaccrual loans and reversals of interest income for loans migrating to nonaccrual status. Such activity increased the third quarter loan yield by 1 basis point and decreased the second quarter loan yield by 7 basis points. Average loans represented 84% of average interest-earning assets in the third quarter of 2024, unchanged from the second quarter of 2024.

The overall cost of funds increased to 3.57% in the third quarter of 2024 from 3.54% in the second quarter of 2024 due to a higher average cost of interest-bearing deposits in the third quarter of 2024 as compared to the second quarter of 2024. The overall funding mix remained relatively unchanged from the second quarter of 2024 as the ratio of average noninterest-bearing deposits to average total funding sources remained relatively unchanged at 16% for the third and second quarters of 2024. The all-in spot rate for total deposits was 3.53% at September 30, 2024.

Provision for Credit Losses

The Company recorded a provision for credit losses of $3.3 million for the third quarter of 2024 compared to $557,000 for the second quarter of 2024. The third quarter provision took into consideration factors including changes in the loan portfolio mix, higher specific reserves, the outlook for economic conditions and market interest rates, and credit quality metrics, including higher nonperforming, special mention and substandard loans at the end of the third quarter of 2024 as compared to the end of the second quarter of 2024.

Noninterest Income

Noninterest income for the third quarter of 2024 was $5.7 million, an increase of $2.3 million from $3.5 million for the second quarter of 2024. This increase was mostly due to a $2.8 million recovery of a fully charged off loan, which had been acquired in a bank acquisition (included in other income), partially offset by lower net gain on other real estate owned ("OREO") of $292,000.

Noninterest Expense

Noninterest expense for the third quarter of 2024 was $17.4 million, an increase of $297,000 from $17.1 million for the second quarter of 2024. This increase was due to higher salaries and employee benefits expense of $475,000 due in part to higher loan production and higher other expenses of $304,000 due to higher loan related expense. These increases were partially offset by lower insurance and regulatory assessments of $323,000 and lower legal and professional expenses of $302,000, the latter being due to reimbursed legal costs from nonaccrual loan payoffs. The annualized noninterest expenses to average assets ratio was 1.78% for the third quarter of 2024, down from 1.79% for the second quarter of 2024. The efficiency ratio was 57.51% for the third quarter of 2024, down from 62.38% for the second quarter of 2024 due mostly to higher noninterest income.

Income Taxes

The effective tax rate was 26.9% for the third quarter of 2024 and 25.9% for the second quarter of 2024. The effective tax rate for 2024 is estimated to range between 26.0% and 28.0%.

Balance Sheet

At September 30, 2024, total assets were $4.0 billion, a $122.3 million increase compared to June 30, 2024, and a $78.9 million decrease compared to September 30, 2023.

Loan and Securities Portfolio

Loans HFI totaled $3.1 billion as of September 30, 2024, an increase of $44.2 million compared to June 30, 2024 and a $29.1 million decrease compared to September 30, 2023. The increase from June 30, 2024 was primarily due to a $62.5 million increase in commercial real estate ("CRE") loans, a $5.6 million increase in single-family residential ("SFR") mortgages and a $2.2 million increase in commercial and industrial ("C&I") loans, partially offset by a $22.3 million decrease in construction and land development ("C&D") loans and a $2.2 million decrease in Small Business Administration ("SBA") loans. The loan to deposit ratio was 98.6% at September 30, 2024, compared to 99.4% at June 30, 2024 and 97.6% at September 30, 2023.

As of September 30, 2024, available-for-sale securities totaled $305.7 million, a decrease of $19.9 million from June 30, 2024. As of September 30, 2024, net unrealized losses totaled $23.2 million, a $6.9 million decrease due to decreases in market interest rates, when compared to net unrealized losses as of June 30, 2024.

Deposits

Total deposits were $3.1 billion as of September 30, 2024, a $68.6 million increase compared to June 30, 2024 and a $61.9 million decrease compared to September 30, 2023. The increase during the third quarter of 2024 was due to an increase in interest-bearing deposits, while noninterest-bearing deposits remained relatively stable at $543.6 million as of September 30, 2024 compared to $543.0 million as of June 30, 2024. The increase in interest-bearing deposits included an increase in time deposits of $49.6 million and an increase in non-maturity deposits of $18.3 million. The increase in time deposits included a $26.6 million increase in wholesale deposits (brokered deposits, collateralized State of California certificates of deposit and deposits acquired through internet listing services). Wholesale deposits totaled $147.3 million at September 30, 2024, and $120.7 million at June 30, 2024. Noninterest-bearing deposits represented 17.6% of total deposits at September 30, 2024 compared to 18.0% at June 30, 2024.

Credit Quality

Nonperforming assets totaled $60.7 million, or 1.52% of total assets, at September 30, 2024, compared to $54.6 million, or 1.41% of total assets, at June 30, 2024. The $6.1 million increase in nonperforming assets was mostly due to two loans that migrated to nonaccrual totaling $13.3 million and consisted of a C&D loan and a CRE loan, offset by $6.1 million in payoffs with no losses and $1.2 million in partial charge-offs of nonaccrual loans.

Special mention loans totaled $77.5 million, or 2.51% of total loans, at September 30, 2024, compared to $19.5 million, or 0.64% of total loans, at June 30, 2024. The $58.0 million increase was primarily due to one $43.6 million C&D loan for a completed hotel construction project, CRE loans totaling $25.2 million and C&I loans totaling $1.2 million. The increase was partially offset by one $11.7 million C&D loan, which migrated from special mention to substandard during the third quarter of 2024. All special mention loans, including the $11.7 million C&D loan which migrated to substandard rating, are all paying current.

Substandard loans totaled $79.8 million, or 2.58% of total loans, at September 30, 2024, compared to $63.1 million, or 2.07% of total loans, at June 30, 2024. The $16.8 million increase was primarily due to downgrades of two C&D loans totaling $21.7 million and one $3.3 million CRE loan, offset by loan payoffs of $6.7 million and charge-offs of $1.2 million. Of the substandard loans at September 30, 2024, there are $19.2 million which are paying current.

30-89 day delinquent loans, excluding nonperforming loans, decreased $645,000 to $10.6 million as of September 30, 2024, compared to $11.3 million as of June 30, 2024. The decrease in past due loans was mostly due to 12 loans totaling $4.7 million that returned to current status and other decreases totaling $784,000, partially offset by new delinquent loans totaling $4.9 million, of which $4.1 million were 30 days past due.

As of September 30, 2024, the allowance for credit losses totaled $44.5 million and was comprised of an allowance for loan losses of $43.7 million and a reserve for unfunded commitments of $779,000 (included in “Accrued interest and other liabilities”). This compares to the allowance for credit losses of $42.4 million comprised of an allowance for loan losses of $41.7 million and a reserve for unfunded commitments of $624,000 at June 30, 2024. The $2.1 million increase in the allowance for credit losses for the third quarter of 2024 was due to a $3.3 million provision for credit losses, including higher specific reserves of $2.5 million, offset by net charge-offs of $1.2 million. The increase in specific reserves and charge-offs in the third quarter of 2024 was primarily due to a decrease in the estimated fair value of collateral dependent loans, including estimated selling costs. Charge-offs in the third quarter of 2024 were related to one C&D loan and one CRE loan, which were written-down to their estimated fair value. The allowance for loan losses as a percentage of loans HFI was 1.41% at September 30, 2024, compared to 1.37% at June 30, 2024. The allowance for loan losses as a percentage of nonperforming loans was 72% at September 30, 2024, a decrease from 76% at June 30, 2024. The decrease in the allowance for loan losses as a percentage of nonperforming loans was due in part to an increase in individually evaluated loans, which required no allowance for loan losses.

	For the Three Months Ended September 30, 2024			For the Nine Months Ended September 30, 2024
(dollars in thousands)	Allowance for loan losses	Reserve for unfunded loan commitments	Allowance for credit losses	Allowance for loan losses	Reserve for unfunded loan commitments	Allowance for credit losses
Beginning balance	$41,741	$624	$42,365	$41,903	$640	$42,543
Provision for credit losses	3,145	155	3,300	3,718	139	3,857
Less loans charged-off	(1,210)	—	(1,210)	(1,991)	—	(1,991)
Recoveries on loans charged-off	9	—	9	55	—	55
Ending balance	$43,685	$779	$44,464	$43,685	$779	$44,464

Shareholders' Equity

At September 30, 2024, total shareholders' equity was $509.7 million, a $1.6 million decrease compared to June 30, 2024, and a $7.2 million increase compared to September 30, 2023. The decrease in shareholders' equity for the third quarter of 2024 was due to common stock repurchases of $11.0 million and common stock cash dividends paid of $2.9 million, offset by net income of $7.0 million, lower net unrealized loss on available-for-sale securities of $4.8 million and equity compensation activity of $528,000. Book value per share and tangible book value per share(1) increased to $28.81 and $24.64 at September 30, 2024, up from $28.12 and $24.06 at June 30, 2024.

On February 29, 2024, the Board of Directors authorized the repurchase of up to 1,000,000 shares of common stock. The repurchase program permitted shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Securities and Exchange Commission (“SEC”) Rules 10b5-1 and 10b-8. The Company repurchased 508,275 shares at a weighted average share price of $21.53 during the third quarter of 2024 and completed the authorized program.

Dividend Announcement

The Board of Directors has declared a common stock cash dividend of $0.16 per common share, payable on November 12, 2024 to shareholders of record on October 31, 2024.

Contact: Lynn Hopkins, Chief Financial Officer
(213) 716-8066
lhopkins@rbbusa.com

(1)	Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures included at the end of this press release.

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California. As of September 30, 2024, the Company had total assets of $4.0 billion. Its wholly-owned subsidiary, Royal Business Bank, is a full service commercial bank, which provides consumer and business banking services predominately to the Asian-centric communities in Los Angeles County, Orange County, and Ventura County in California, in Las Vegas, Nevada, in Brooklyn, Queens, and Manhattan in New York, in Edison, New Jersey, in the Chicago neighborhoods of Chinatown and Bridgeport, Illinois, and on Oahu, Hawaii. Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, trade finance, a full range of depository account products and wealth management services. The Bank has nine branches in Los Angeles County, two branches in Ventura County, one branch in Orange County, California, one branch in Las Vegas, Nevada, three branches and one loan operation center in Brooklyn, three branches in Queens, one branch in Manhattan in New York, one branch in Edison, New Jersey, two branches in Chicago, Illinois, and one branch in Honolulu, Hawaii. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its operations center is located at 7025 Orangethorpe Ave., Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 11:00 a.m. Pacific time/2:00 p.m. Eastern time on Tuesday, October 22, 2024, to discuss the Company’s third quarter 2024 financial results.

To listen to the conference call, please dial 1-888-506-0062 or 1-973-528-0011, the Participant ID code is 392446, conference ID RBBQ324. A replay of the call will be made available at 1-877-481-4010 or 1-919-882-2331, the passcode is 51366, approximately one hour after the conclusion of the call and will remain available through November 5, 2024.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, the effectiveness of the Company’s internal control over financial reporting and disclosure controls and procedures; the potential for additional material weaknesses in the Company’s internal controls over financial reporting or other potential control deficiencies of which the Company is not currently aware or which have not been detected; business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic markets, including the tight labor market, ineffective management of the United States (“U.S.”) federal budget or debt or turbulence or uncertainly in domestic or foreign financial markets; the strength of the U.S. economy in general and the strength of the local economies in which we conduct operations; adverse developments in the banking industry highlighted by high-profile bank failures and the potential impact of such developments on customer confidence, liquidity and regulatory responses to these developments; our ability to attract and retain deposits and access other sources of liquidity; possible additional provisions for credit losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to, including potential supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation, including any amendments to the Dodd-Frank Wall Street Reform and Consumer Protection Act; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; failure to comply with debt covenants;  fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; the effects of having concentrations in our loan portfolio, including commercial real estate and the risks of geographic and industry concentrations; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; severe weather, natural disasters, earthquakes, fires; or other adverse external events could harm our business; geopolitical conditions, including acts or threats of terrorism, actions taken by the U.S. or other governments in response to acts or threats of terrorism and/or military conflicts, including the conflicts between Russia and Ukraine, in the Middle East, and increasing tensions between China and Taiwan, which could impact business and economic conditions in the U.S. and abroad; public health crises and pandemics, and their effects on the economic and business environments in which we operate, including our credit quality and business operations, as well as the impact on general economic and financial market conditions; general economic or business conditions in Asia, and other regions where the Bank has operations; failures, interruptions, or security breaches of our information systems; climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs; cybersecurity threats and the cost of defending against them; our ability to adapt our systems to the expanding use of technology in banking; risk management processes and strategies; adverse results in legal proceedings; the impact of regulatory enforcement actions, if any; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in tax laws and regulations; the impact of governmental efforts to restructure the U.S. financial regulatory system; the impact of future or recent changes in the Federal Deposit Insurance Corporation ("FDIC") insurance assessment rate and the rules and regulations related to the calculation of the FDIC insurance assessments; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the SEC, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters, including Accounting Standards Update 2016-13 (Topic 326, “Measurement of Current Losses on Financial Instruments, commonly referenced as the Current Expected Credit Losses Model, which changed how we estimate credit losses and may further increase the required level of our allowance for credit losses in future periods; market disruption and volatility; fluctuations in the Company’s stock price; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuances of preferred stock; our ability to raise additional capital, if needed, and the potential resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California Department of Financial Protection and Innovation; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K for the year ended December 31, 2023, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2024	2024	2024	2023	2023
Assets
Cash and due from banks	$26,388	$23,313	$21,887	$22,671	$23,809
Interest-earning deposits with financial institutions	323,002	229,456	247,356	408,702	306,982
Cash and Cash Equivalents	349,390	252,769	269,243	431,373	330,791
Interest-earning time deposits with financial institutions	600	600	600	600	600
Investment securities available for sale	305,666	325,582	335,194	318,961	354,378
Investment securities held to maturity	5,195	5,200	5,204	5,209	5,214
Mortgage loans held for sale	812	3,146	3,903	1,911	62
Loans held for investment	3,091,896	3,047,712	3,027,361	3,031,861	3,120,952
Allowance for loan losses	(43,685)	(41,741)	(41,688)	(41,903)	(42,430)
Net loans held for investment	3,048,211	3,005,971	2,985,673	2,989,958	3,078,522
Premises and equipment, net	24,839	25,049	25,363	25,684	26,134
Federal Home Loan Bank (FHLB) stock	15,000	15,000	15,000	15,000	15,000
Cash surrender value of bank owned life insurance	59,889	59,486	59,101	58,719	58,346
Goodwill	71,498	71,498	71,498	71,498	71,498
Servicing assets	7,256	7,545	7,794	8,110	8,439
Core deposit intangibles	2,194	2,394	2,594	2,795	3,010
Right-of-use assets	29,283	30,530	31,231	29,803	29,949
Accrued interest and other assets	70,644	63,416	65,608	66,404	87,411
Total assets	$3,990,477	$3,868,186	$3,878,006	$4,026,025	$4,069,354
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$543,623	$542,971	$539,517	$539,621	$572,393
Savings, NOW and money market accounts	666,089	647,770	642,840	632,729	608,020
Time deposits, $250,000 and under	1,052,462	1,014,189	1,083,898	1,190,821	1,237,831
Time deposits, greater than $250,000	830,010	818,675	762,074	811,589	735,828
Total deposits	3,092,184	3,023,605	3,028,329	3,174,760	3,154,072
FHLB advances	200,000	150,000	150,000	150,000	150,000
Long-term debt, net of issuance costs	119,433	119,338	119,243	119,147	174,019
Subordinated debentures	15,102	15,047	14,993	14,938	14,884
Lease liabilities - operating leases	30,880	32,087	32,690	31,191	31,265
Accrued interest and other liabilities	23,150	16,818	18,765	24,729	42,603
Total liabilities	3,480,749	3,356,895	3,364,020	3,514,765	3,566,843
Shareholders' equity:
Common Stock	259,280	266,160	271,645	271,925	277,462
Additional paid-in capital	3,520	3,456	3,348	3,623	3,579
Retained Earnings	262,946	262,518	259,903	255,152	247,159
Non-controlling interest	72	72	72	72	72
Accumulated other comprehensive loss, net	(16,090)	(20,915)	(20,982)	(19,512)	(25,761)
Total shareholders' equity	509,728	511,291	513,986	511,260	502,511
Total liabilities and shareholders’ equity	$3,990,477	$3,868,186	$3,878,006	$4,026,025	$4,069,354

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Interest and dividend income:
Interest and fees on loans	$47,326	$45,320	$47,617	$138,193	$148,369
Interest on interest-earning deposits	3,388	3,353	3,193	11,781	6,096
Interest on investment securities	3,127	3,631	4,211	10,369	10,321
Dividend income on FHLB stock	326	327	290	984	814
Interest on federal funds sold and other	258	255	252	779	716
Total interest and dividend income	54,425	52,886	55,563	162,106	166,316
Interest expense:
Interest on savings deposits, NOW and money market accounts	5,193	4,953	3,106	14,624	8,180
Interest on time deposits	22,553	21,850	21,849	67,725	54,424
Interest on long-term debt and subordinated debentures	1,681	1,679	2,579	5,039	7,668
Interest on other borrowed funds	453	439	440	1,331	2,428
Total interest expense	29,880	28,921	27,974	88,719	72,700
Net interest income before provision for credit losses	24,545	23,965	27,589	73,387	93,616
Provision for credit losses	3,300	557	1,399	3,857	3,793
Net interest income after provision for credit losses	21,245	23,408	26,190	69,530	89,823
Noninterest income:
Service charges and fees	1,071	1,064	1,057	3,127	3,200
Gain on sale of loans	447	451	212	1,210	258
Loan servicing fees, net of amortization	605	579	623	1,773	1,959
Increase in cash surrender value of life insurance	402	385	356	1,169	1,036
Gain on OREO	—	292	190	1,016	190
Other income	3,221	717	332	4,311	982
Total noninterest income	5,746	3,488	2,770	12,606	7,625
Noninterest expense:
Salaries and employee benefits	10,008	9,533	9,744	29,468	28,935
Occupancy and equipment expenses	2,518	2,439	2,414	7,400	7,242
Data processing	1,472	1,466	1,315	4,358	3,969
Legal and professional	958	1,260	1,022	3,098	6,907
Office expenses	348	352	437	1,056	1,163
Marketing and business promotion	252	189	340	613	892
Insurance and regulatory assessments	658	981	730	2,621	2,043
Core deposit premium	200	201	236	602	708
Other expenses	1,007	703	638	2,298	2,445
Total noninterest expense	17,421	17,124	16,876	51,514	54,304
Income before income taxes	9,570	9,772	12,084	30,622	43,144
Income tax expense	2,571	2,527	3,611	8,342	12,752
Net income	$6,999	$7,245	$8,473	$22,280	$30,392

Net income per share
Basic	$0.39	$0.39	$0.45	$1.22	$1.60
Diluted	$0.39	$0.39	$0.45	$1.22	$1.60
Cash Dividends declared per common share	$0.16	$0.16	$0.16	$0.48	$0.48
Weighted-average common shares outstanding
Basic	17,812,791	18,375,970	18,995,303	18,261,702	18,991,579
Diluted	17,885,359	18,406,897	18,997,304	18,313,086	19,013,838

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

	For the Three Months Ended
	September 30, 2024			June 30, 2024			September 30, 2023
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Interest-earning assets
Cash and cash equivalents (1)	$260,205	$3,646	5.57%	$255,973	$3,608	5.67%	$270,484	$3,445	5.05%
FHLB Stock	15,000	326	8.65%	15,000	327	8.77%	15,000	290	7.67%
Securities
Available for sale (2)	298,948	3,105	4.13%	318,240	3,608	4.56%	369,459	4,187	4.50%
Held to maturity (2)	5,198	46	3.52%	5,203	46	3.56%	5,385	48	3.54%
Mortgage loans held for sale	1,165	23	7.85%	3,032	57	7.56%	739	13	6.98%
Loans held for investment: (3)
Real estate	2,888,528	43,495	5.99%	2,828,339	41,590	5.91%	2,968,246	43,583	5.83%
Commercial	179,885	3,808	8.42%	185,679	3,673	7.96%	187,140	4,021	8.52%
Total loans held for investment	3,068,413	47,303	6.13%	3,014,018	45,263	6.04%	3,155,386	47,604	5.99%
Total interest-earning assets	3,648,929	$54,449	5.94%	3,611,466	$52,909	5.89%	3,816,453	$55,587	5.78%
Total noninterest-earning assets	242,059			240,016			250,083
Total average assets	$3,890,988			$3,851,482			$4,066,536

Interest-bearing liabilities
NOW	55,757	277	1.98%	$56,081	$276	1.98%	$55,325	$201	1.44%
Money Market	439,936	4,093	3.70%	431,559	3,877	3.61%	403,300	2,656	2.61%
Saving deposits	164,515	823	1.99%	164,913	800	1.95%	123,709	249	0.80%
Time deposits, $250,000 and under	1,037,365	12,312	4.72%	1,049,666	12,360	4.74%	1,285,320	14,090	4.35%
Time deposits, greater than $250,000	819,207	10,241	4.97%	772,255	9,490	4.94%	717,026	7,759	4.29%
Total interest-bearing deposits	2,516,780	27,746	4.39%	2,474,474	26,803	4.36%	2,584,680	24,955	3.83%
FHLB advances	150,543	453	1.20%	150,000	439	1.18%	150,000	440	1.16%
Long-term debt	119,370	1,295	4.32%	119,275	1,296	4.37%	173,923	2,194	5.00%
Subordinated debentures	15,066	386	10.19%	15,011	383	10.26%	14,848	385	10.29%
Total interest-bearing liabilities	2,801,759	29,880	4.24%	2,758,760	28,921	4.22%	2,923,451	27,974	3.80%
Noninterest-bearing liabilities
Noninterest-bearing deposits	528,081			529,450			571,371
Other noninterest-bearing liabilities	52,428			51,087			67,282
Total noninterest-bearing liabilities	580,509			580,537			638,653
Shareholders' equity	508,720			512,185			504,432
Total liabilities and shareholders' equity	$3,890,988			$3,851,482			$4,066,536
Net interest income / interest rate spreads		$24,569	1.70%		$23,988	1.67%		$27,613	1.98%
Net interest margin			2.68%			2.67%			2.87%

Total cost of deposits	$3,044,861	$27,746	3.63%	$3,003,924	$26,803	3.59%	$3,156,051	$24,955	3.14%
Total cost of funds	$3,329,840	$29,880	3.57%	$3,288,210	$28,921	3.54%	$3,494,822	$27,974	3.18%

(1)	Includes income and average balances for interest-earning time deposits and other miscellaneous interest-earning assets.
(2)	Interest income and average rates for tax-exempt securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans. Interest income on loans includes the effects of discount accretion and net deferred loan origination fees and costs accounted for as yield adjustments.

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

	For the Nine Months Ended
	September 30, 2024			September 30, 2023
	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate
Interest-earning assets
Cash and cash equivalents (1)	$293,597	$12,560	5.71%	$177,393	$6,812	5.13%
FHLB Stock	15,000	984	8.76%	15,000	814	7.26%
Securities
Available for sale (2)	312,352	10,302	4.41%	332,007	10,245	4.13%
Held to maturity (2)	5,203	140	3.59%	5,610	151	3.60%
Mortgage loans held for sale	1,802	105	7.78%	295	16	7.25%
Loans held for investment: (3)
Real estate	2,851,625	126,852	5.94%	3,041,393	134,791	5.93%
Commercial	181,716	11,236	8.26%	214,618	13,562	8.45%
Total loans held for investment	3,033,341	138,088	6.08%	3,256,011	148,353	6.09%
Total interest-earning assets	3,661,295	$162,179	5.92%	3,786,316	$166,391	5.88%
Total noninterest-earning assets	242,802			244,822
Total average assets	$3,904,097			$4,031,138

Interest-bearing liabilities
NOW	$56,924	851	2.00%	$59,476	$511	1.15%
Money Market	427,884	11,496	3.59%	431,299	7,315	2.27%
Saving deposits	162,207	2,277	1.88%	118,550	354	0.40%
Time deposits, $250,000 and under	1,087,501	38,476	4.73%	1,141,290	33,905	3.97%
Time deposits, greater than $250,000	792,310	29,249	4.93%	729,699	20,519	3.76%
Total interest-bearing deposits	2,526,826	82,349	4.35%	2,480,314	62,604	3.37%
FHLB advances	150,182	1,331	1.18%	179,707	2,428	1.81%
Long-term debt	119,276	3,886	4.35%	173,780	6,584	5.07%
Subordinated debentures	15,012	1,153	10.26%	14,794	1,084	9.80%
Total interest-bearing liabilities	2,811,296	88,719	4.22%	2,848,595	72,700	3.41%
Noninterest-bearing liabilities
Noninterest-bearing deposits	528,624			624,781
Other noninterest-bearing liabilities	52,955			58,786
Total noninterest-bearing liabilities	581,579			683,567
Shareholders' equity	511,222			498,976
Total liabilities and shareholders' equity	$3,904,097			$4,031,138
Net interest income / interest rate spreads		$73,460	1.70%		$93,691	2.47%
Net interest margin			2.68%			3.31%

Total cost of deposits	$3,055,450	$82,349	3.60%	$3,105,095	$62,604	2.70%
Total cost of funds	$3,339,920	$88,719	3.55%	$3,473,376	$72,700	2.80%

(1)	Includes income and average balances for interest-earning time deposits and other miscellaneous interest-earning assets.
(2)	Interest income and average rates for tax-exempt securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans. Interest income on loans includes the effects of discount accretion and net deferred loan origination fees and costs accounted for as yield adjustments.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	At or for the Three Months Ended			At or for the Nine Months Ended September 30,
	September 30,	June 30,	September 30,
	2024	2024	2023	2024	2023
Per share data (common stock)
Book value	$ 28.81	$28.12	$26.45	$28.81	$26.45
Tangible book value (1)	$ 24.64	$24.06	$22.53	$24.64	$22.53
Performance ratios
Return on average assets, annualized	0.72%	0.76%	0.83%	0.76%	1.01%
Return on average shareholders' equity, annualized	5.47%	5.69%	6.66%	5.82%	8.14%
Return on average tangible common equity, annualized (1)	6.40%	6.65%	7.82%	6.81%	9.58%
Noninterest income to average assets, annualized	0.59%	0.36%	0.27%	0.43%	0.25%
Noninterest expense to average assets, annualized	1.78%	1.79%	1.65%	1.76%	1.80%
Yield on average earning assets	5.94%	5.89%	5.78%	5.92%	5.88%
Yield on average loans	6.13%	6.04%	5.99%	6.08%	6.09%
Cost of average total deposits (2)	3.63%	3.59%	3.14%	3.60%	2.70%
Cost of average interest-bearing deposits	4.39%	4.36%	3.83%	4.35%	3.37%
Cost of average interest-bearing liabilities	4.24%	4.22%	3.80%	4.22%	3.41%
Net interest spread	1.70%	1.67%	1.98%	1.70%	2.47%
Net interest margin	2.68%	2.67%	2.87%	2.68%	3.31%
Efficiency ratio (3)	57.51%	62.38%	55.59%	59.90%	53.64%
Common stock dividend payout ratio	41.03%	41.03%	35.56%	39.34%	30.00%

(1)	Non-GAAP measure. See Non–GAAP reconciliations set forth at the end of this press release.
(2)	Total deposits include non-interest bearing deposits and interest-bearing deposits.
(3)	Ratio calculated by dividing noninterest expense by the sum of net interest income before provision for credit losses and noninterest income.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

	At or for the quarter ended
	September 30,	June 30,	September 30,
	2024	2024	2023
Credit Quality Data:
Special mention loans	$77,501	$19,520	$31,212
Special mention loans to total loans	2.51%	0.64%	1.00%
Substandard loans	$79,831	$63,076	$71,401
Substandard loans to total loans	2.58%	2.07%	2.29%
Loans 30-89 days past due, excluding nonperforming loans	$10,625	$11,270	$19,662
Loans 30-89 days past due, excluding nonperforming loans, to total loans	0.34%	0.37%	0.63%
Nonperforming loans	$60,662	$54,589	$40,146
OREO	—	—	284
Nonperforming assets	$60,662	$54,589	$40,430
Nonperforming loans to total loans	1.96%	1.79%	1.29%
Nonperforming assets to total assets	1.52%	1.41%	0.99%

Allowance for loan losses	$43,685	$41,741	$42,430
Allowance for loan losses to total loans	1.41%	1.37%	1.36%
Allowance for loan losses to nonperforming loans	72.01%	76.46%	105.69%
Net charge-offs	$1,201	$551	$2,206
Net charge-offs to average loans	0.16%	0.07%	0.28%

Capital ratios (1)
Tangible common equity to tangible assets (2)	11.13%	11.53%	10.71%
Tier 1 leverage ratio	12.19%	12.48%	11.68%
Tier 1 common capital to risk-weighted assets	18.16%	18.89%	17.65%
Tier 1 capital to risk-weighted assets	18.74%	19.50%	18.22%
Total capital to risk-weighted assets	24.79%	25.67%	26.24%

(1)	September 30, 2024 capital ratios are preliminary.
(2)	Non-GAAP measure. See Non-GAAP reconciliations set forth at the end of this press release.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Loan Portfolio Detail	As of September 30, 2024		As of June 30, 2024		As of September 30, 2023
(dollars in thousands)	$	%	$	%	$	%
Loans:
Commercial and industrial	$128,861	4.2%	$126,649	4.2%	$127,655	4.1%
SBA	48,089	1.6%	50,323	1.7%	50,420	1.6%
Construction and land development	180,196	5.8%	202,459	6.6%	259,778	8.3%
Commercial real estate (1)	1,252,682	40.5%	1,190,207	39.1%	1,164,210	37.3%
Single-family residential mortgages	1,473,396	47.7%	1,467,802	48.2%	1,505,307	48.2%
Other loans	8,672	0.2%	10,272	0.2%	13,582	0.5%
Total loans (2)	$3,091,896	100.0%	$3,047,712	100.0%	$3,120,952	100.0%
Allowance for loan losses	(43,685)		(41,741)		(42,430)
Total loans, net	$3,048,211		$3,005,971		$3,078,522

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.
(2)	Net of discounts and deferred fees and costs of $467, $645, and $383 as of September 30, 2024, June 30, 2024, and September 30, 2023, respectively.

Deposits	As of September 30, 2024		As of June 30, 2024		As of September 30, 2023
(dollars in thousands)	$	%	$	%	$	%
Deposits:
Noninterest-bearing demand	$543,623	17.6%	$542,971	18.0%	$572,393	18.1%
Savings, NOW and money market accounts	666,089	21.5%	647,770	21.4%	608,020	19.3%
Time deposits, $250,000 and under	926,877	30.0%	921,712	30.5%	848,868	26.9%
Time deposits, greater than $250,000	808,304	26.1%	790,478	26.1%	687,365	21.8%
Wholesale deposits (1)	147,291	4.8%	120,674	4.0%	437,426	13.9%
Total deposits	$3,092,184	100.0%	$3,023,605	100.0%	$3,154,072	100.0%

(1)	Includes brokered deposits, collateralized deposits from the State of California, and deposits acquired through internet listing services.

Non-GAAP Reconciliations

Tangible Book Value Reconciliations

Tangible book value per share is a non-GAAP disclosure. Management measures tangible book value per share to assess the Company’s capital strength and business performance and believes this is helpful to investors as additional tools for further understanding our performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of September 30, 2024, June 30, 2024, and September 30, 2023.

(dollars in thousands, except share and per share data)	September 30, 2024	June 30, 2024	September 30, 2023
Tangible common equity:
Total shareholders' equity	$509,728	$511,291	$502,511
Adjustments
Goodwill	(71,498)	(71,498)	(71,498)
Core deposit intangible	(2,194)	(2,394)	(3,010)
Tangible common equity	$436,036	$437,399	$428,003
Tangible assets:
Total assets-GAAP	$3,990,477	$3,868,186	$4,069,354
Adjustments
Goodwill	(71,498)	(71,498)	(71,498)
Core deposit intangible	(2,194)	(2,394)	(3,010)
Tangible assets	$3,916,785	$3,794,294	$3,994,846
Common shares outstanding	17,693,416	18,182,154	18,995,303
Common equity to assets ratio	12.77%	13.22%	12.35%
Tangible common equity to tangible assets ratio	11.13%	11.53%	10.71%
Book value per share	$28.81	$28.12	$26.45
Tangible book value per share	$24.64	$24.06	$22.53

Return on Average Tangible Common Equity

Management measures return on average tangible common equity (“ROATCE”) to assess the Company’s capital strength and business performance and believes this is helpful to investors as an additional tool for further understanding our performance. Tangible equity excludes goodwill and other intangible assets (excluding mortgage servicing rights), and is reviewed by banking and financial institution regulators when assessing a financial institution’s capital adequacy. This non-GAAP financial measure should not be considered a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled measures used by other companies. The following table reconciles ROATCE to its most comparable GAAP measure:

	Three Months Ended			Nine Months Ended September 30,
(dollars in thousands)	September 30, 2024	June 30, 2024	September 30, 2023	2024	2023
Net income available to common shareholders	$6,999	$7,245	$8,473	$22,280	$30,392
Average shareholders' equity	508,720	512,185	504,432	511,222	498,976
Adjustments:
Average goodwill	(71,498)	(71,498)	(71,498)	(71,498)	(71,498)
Average core deposit intangible	(2,326)	(2,525)	(3,165)	(2,525)	(3,398)
Adjusted average tangible common equity	$434,896	$438,162	$429,769	$437,199	$424,080
Return on average common equity	5.47%	5.69%	6.66%	5.82%	8.14%
Return on average tangible common equity	6.40%	6.65%	7.82%	6.81%	9.58%